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                                 EXHIBIT 23.1
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                         INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
GNA Variable Investment Account

The Board of Directors
Great Northern Insured Annuity Corporation:


We consent to the use of our reports for Great Northern Insured Annuity Corporation and GNA Variable Investment Account included herein (post effective amendment no. 3 to Form S-1 of registration no. 33-86410) and to the references to our firm under the heading "Experts" in the prospectus.

Our report dated January 19, 1996 contains an explanatory paragraph that states that effective April 1, 1993, General Electric Capital Corporation acquired all of the outstanding stock of the Company's parent, GNA Corporation, in a business transaction accounted for as a purchase. As a result of the acquisition, the consolidated financial information of Great Northern Insured Annuity Corporation for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                       /s/ KPMG Peat Marwick LLP

Seattle, Washington
March 18, 1996